Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and our report dated August 5, 2013, with respect to the financial statements and schedule of Cheniere Energy Partners L.P. and our report dated August 5, 2013, with respect to the balance sheet of Cheniere Energy Partners LP Holdings, LLC, included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-191298) and related Prospectus of Cheniere Energy Partners LP Holdings, LLC for the registration of its common shares.

/s/ Ernst & Young LLP

Houston, Texas

December 12, 2013